Exhibit 99.1

Alumis Reports Third Quarter 2026 Financial Results and
Highlights Recent Business Updates

– New Phase 3 data demonstrated rapid and durable improvements in plaque psoriasis burden, adding to envudeucitinib’s differentiated clinical profile, including the highest publicly reported Week 48 PASI 100 response rate among existing and investigational oral psoriasis therapies –

– Alumis remains on track to submit an NDA for envudeucitinib in moderate-to-severe plaque psoriasis in 4Q 2026 –

–Announced topline results from the LUMUS Phase 2b trial for envudeucitinib in systemic lupus erythematosus (SLE) –

SOUTH SAN FRANCISCO, Calif., November 12, 2026 – Alumis Inc. (Nasdaq: ALMS), a late-stage biopharmaceutical company developing next-generation targeted therapies for patients with immune-mediated diseases, today reported financial results for the quarter ended September 30, 2026, and highlighted recent business updates and upcoming milestones.

“Each additional readout from the ONWARD program has strengthened the consistent body of evidence supporting envudeucitinib’s highly competitive profile in moderate-to-severe plaque psoriasis,” said Martin Babler, President and Chief Executive Officer of Alumis. “The new data presented in October showed early and durable improvement across scalp disease severity, itch resolution, and quality of life measures, building on a 54% PASI 100 response rate observed at 48 weeks of treatment. Our fourth-quarter 2026 NDA submission remains on track.”

Third Quarter 2026 and Recent Highlights

Envudeucitinib: a next-generation, highly selective oral tyrosine kinase 2 (TYK2) inhibitor, in patients with moderate-to-severe plaque psoriasis

●	New data presented at the 26th Annual Fall Clinical Dermatology Conference demonstrated early and durable improvements across scalp disease severity, itch resolution, and quality of life measures. These data build on envudeucitinib’s high-threshold skin clearance observed across the ONWARD program, including a 54% Psoriasis Area and Severity Index (PASI) 100 response rate at Week 48 (LINK TO PR).
●	High rate of scalp clearance: Over 80% of patients in ONWARD3 maintained clear or almost clear scalp skin (scalp-specific Physician Global Assessment [ss-PGA] 0/1) at 48 weeks.
●	Rapid, robust and sustained itch relief: In ONWARD1/2, approximately one-third of patients—including those with moderate-to-severe scalp disease (ss-PGA ≥3)—achieved clinically meaningful itch reduction (≥4-point NRS improvement) as early as Week 2. By Week 16, about 40% reached complete itch resolution (NRS 0) and approximately 60% reported minimal or no itch (NRS 0/1). In ONWARD3, nearly 80% of patients sustained clinically meaningful itch reduction through Week 48.

●	Early, durable quality-of-life improvements: Approximately 50% of patients in ONWARD1/2 achieved a Dermatology Life Quality Index (DLQI) score of 0 or 1 by Week 12, reflecting minimal to no impact of psoriasis on daily activities. In ONWARD3, more than 70% of patients maintained DLQI 0/1 at 48 weeks.
●	Rapid crossover convergence: Patients switching from placebo or apremilast achieved rapid improvements across primary and key secondary endpoints, comparable to those continuously treated at Week 48.
●	Alumis remains on track to submit its New Drug Application to the FDA for envudeucitinib in moderate-to-severe plaque psoriasis in the fourth quarter of 2026.

Envudeucitinib: Systemic Lupus Erythematosus (SLE)

●	Phase 2b LUMUS trial of envudeucitinib for the treatment of moderate-to-severe systemic lupus erythematosus (SLE) did not meet its primary and secondary endpoints in the overall trial population (LINK TO PR).
●	Robust clinical responses were observed in a prespecified subgroup analysis of patients with high interferon gene signature (IFNGS-high), including on the primary endpoint of British Isles Lupus Assessment Group-based Composite Lupus Assessment (BICLA) and key secondary endpoints of Cutaneous Lupus Erythematosus Disease Area and Severity Index 50 (CLASI-50), SLE Responder Index 4 (SRI-4), and Lupus Low Disease Activity State (LLDAS).
●	IFNGS-high patients represent the majority of moderate-to-severe SLE cases. In LUMUS, they were unexpectedly under-represented, reducing response rates in the overall trial population.
●	Pharmacodynamic data from LUMUS confirmed robust dose-dependent interferon-pathway target engagement, with maximal suppression at the highest dose, 40 mg twice daily.
●	Envudeucitinib was well tolerated in LUMUS, with no new safety signals.
●	Alumis plans to conduct end-of-Phase 2 regulatory interactions and evaluate development options.

TYK2 Franchise and Pipeline Update

●	Alumis plans to initiate a Phase 2 biomarker trial for A-005, its central nervous system (CNS) penetrant TYK2 inhibitor, in patients with Parkinson’s disease, in 2027. In a Phase 1 healthy volunteer study, A-005 was well-tolerated, achieved maximal target inhibition in the periphery, and demonstrated the ability to penetrate the CNS.

Anticipated Milestones

●	Envudeucitinib in Moderate-to-Severe Plaque Psoriasis
o	Long-term data: Phase 2, two-year safety data (4Q 2026).
o	NDA submission (4Q 2026).

●	A-005
o	Initiation of Phase 2 biomarker trial in Parkinson’s disease (2027).

Third Quarter 2026 Financial Results

●	As of September 30, 2026, Alumis had cash, cash equivalents and marketable securities of $431.3 million.
●	Revenue consisted of collaboration revenue of $1.9 million for the quarter ended September 30, 2026, compared to collaboration revenue of $2.1 million for the quarter ended

September 30, 2025, related to the collaboration and licensing agreement with Kaken Pharmaceutical Co., Ltd.
●	Research and development expenses were $80.8 million for the quarter ended September 30, 2026, compared to $97.8 million for the quarter ended September 30, 2025. The decrease was primarily driven by lower clinical trial and contract research costs reflecting the progression of the envudeucitinib clinical program following completion of the pivotal Phase 3 ONWARD1 and ONWARD2 clinical trials in patients with moderate-to-severe plaque psoriasis, partially offset by an increase in clinical trial and contract research costs for the Phase 3 ONWARD3 clinical trial.
●	General and administrative expenses were $20.2 million for the quarter ended September 30, 2026, compared to $19.5 million for the quarter ended September 30, 2025. The increase was primarily attributable to costs related to launch preparation efforts and an increase in personnel-related expenses for the quarter ended September 30, 2026, partially offset by severance and transaction costs related to the merger with ACELYRIN, Inc. and legal costs in the quarter ended September 30, 2025.
●	Net loss was $94.9 million for the quarter ended September 30, 2026, compared to net loss of $110.8 million for the quarter ended September 30, 2025.

Financial Guidance

●	Based on the Company’s current operating plan, Alumis continues to anticipate that its existing cash, cash equivalents and marketable securities as of September 30, 2026 are sufficient to fund operating expenses and capital expenditure requirements into the fourth quarter of 2027.

About Alumis

Alumis is a late-stage biopharma company developing next-generation targeted therapies with the potential to significantly improve patient health and outcomes across a range of immune-mediated diseases. Leveraging its proprietary data analytics platform and precision approach, Alumis is developing a pipeline of oral tyrosine kinase 2 inhibitors, consisting of envudeucitinib for the treatment of systemic immune-mediated disorders, such as moderate-to-severe plaque psoriasis and systemic lupus erythematosus, and A-005 for the treatment of neuroinflammatory and neurodegenerative diseases, such as Parkinson’s disease. In addition, the pipeline includes several preclinical programs identified through this precision approach. For more information, visit www.alumis.com or follow us on LinkedIn or X.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws, including the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will” and similar expressions intended to identify forward-looking statements. All statements contained in this press release other than statements of historical fact are forward-looking statements, including without limitation statements regarding: Alumis’ plans and anticipated timing for submitting an NDA for envudeucitinib in the fourth quarter of 2026; the therapeutic potential of TYK2 inhibition across immune-mediated, neuroinflammatory and neurodegenerative diseases and the potential multi-indication opportunity for envudeucitinib; the advancement of Alumis’ clinical pipeline including its plans to commence a Phase 2 biomarker study for A-005; the timing and results of clinical data readouts in its ongoing clinical trials, including long-term safety data in moderate-to-severe plaque psoriasis (PsO); the differentiated clinical profile of envudeucitinib and its potential to be a leading oral therapy in PsO; implications of the LUMUS IFNGS-high subgroup results for further development of envudeucitinib in SLE and Alumis’ plans to engage regulators regarding Phase 3 development in SLE; Alumis’ expectations regarding the sufficiency of its cash, cash equivalents and marketable securities to fund its operating expenses and capital expenditure requirements, including its anticipated cash runway; and Alumis’ future plans, strategy, prospects and anticipated milestones, as well as the assumptions underlying any of the foregoing. Forward-looking statements are based on Alumis’ current expectations, estimates, assumptions and projections as of the date of this press release and are subject to significant risks and uncertainties that could cause actual results to differ materially and adversely from those expressed or implied by such statements. Readers should not place undue reliance on these forward-looking statements, and are cautioned that actual results, timing, safety, efficacy, performance or events and circumstances may differ materially from those expressed or implied in Alumis’ forward-looking statements due to a variety of risks and uncertainties including, without limitation, whether regulatory authorities accept for filing Alumis’ planned NDA submission as well as determine that envudeucitinib demonstrates an acceptable safety and efficacy profile and grant regulatory approval in moderate-to-severe plaque psoriasis; the timing and results of clinical trials; Alumis’ ability to obtain regulatory approval of and ultimately commercialize its product candidates; changes in Alumis’ operating plans and capital requirements that could reduce its anticipated cash runway; Alumis’ ability to obtain sufficient additional funding when needed and continue as a going concern; and Alumis’ ability to obtain, maintain and enforce intellectual property protection for its programs and product candidates. Additional information regarding these and other risks and uncertainties is contained under the heading “Risk Factors” and elsewhere in Alumis’ filings with the Securities and Exchange Commission (SEC), including its most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and subsequent filings with the SEC. Alumis explicitly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

ALUMIS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2026	2025	2026	2025
Revenue:
License revenue	$—	$—	$—	$17,389
Collaboration revenue	1,907	2,066	5,310	4,732
Total revenue	1,907	2,066	5,310	22,121
Operating expenses:
Research and development expenses	80,792	97,836	247,669	303,213
General and administrative expenses	20,191	19,522	62,157	76,267
Intangible assets impairment loss	—	—	41,824	—
Total operating expenses	100,983	117,358	351,650	379,480
Loss from operations	(99,076)	(115,292)	(346,340)	(357,359)
Other income (expense):
Gain on bargain purchase	—	—	—	187,907
Interest income	4,304	4,594	14,601	10,633
Other income (expenses), net	(109)	(54)	(173)	(136)
Total other income (expense), net	4,195	4,540	14,428	198,404
Net loss before income taxes	(94,881)	(110,752)	(331,912)	(158,955)
Income tax benefit	—	—	1,757	8,561
Net loss	$(94,881)	$(110,752)	$(330,155)	$(150,394)
Other comprehensive income (loss):
Unrealized gain (loss) on marketable securities, net	(47)	212	(918)	194
Total comprehensive loss	$(94,928)	$(110,540)	$(331,073)	$(150,200)

ALUMIS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30,	December 31,
(in thousands)	2026	2025
Assets
Current assets:
Cash and cash equivalents	$57,691	$89,670
Restricted cash	—	82
Marketable securities, current	373,647	218,831
Research and development prepaid expenses	3,437	2,909
Other prepaid expenses and current assets	7,815	6,740
Total current assets	442,590	318,232
Restricted cash, non-current	1,388	1,301
Property and equipment, net	16,427	18,190
Intangible assets	9,135	50,959
Operating lease right-of-use assets, net	16,744	16,971
Other assets, non-current	2,427	6,287
Total assets	$488,711	$411,940
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$8,926	$10,106
Research and development accrued expenses	40,243	34,781
Other accrued expenses and current liabilities	18,331	22,303
Deferred revenue, current	6,876	1,458
Operating lease liabilities, current	5,029	4,670
Total current liabilities	79,405	73,318
Operating lease liabilities, non-current	30,277	32,244
Deferred tax liability	384	2,140
Deferred revenue, non-current	—	2,611
Other liabilities, non-current	220	330
Total liabilities	110,286	110,643
Stockholders’ equity:
Preferred stock	—	—
Common stock	13	10
Additional paid-in capital	1,611,173	1,202,975
Accumulated other comprehensive income (loss)	(730)	188
Accumulated deficit	(1,232,031)	(901,876)
Total stockholders’ equity	378,425	301,297
Total liabilities and stockholders’ equity	$488,711	$411,940

Alumis Contact Information

Teri Dahlman

Red House Communications

teri@redhousecomms.com